EXHIBIT 99.2

( BW)(KY-POMEROY-IT-SOLUTIONS)(PMRY) Pomeroy IT Solutions Announces Contract Awarded by Commonwealth of Pennsylvania

     Business Editors

     HEBRON, Ky.--(BUSINESS WIRE)--April 7, 2004--Pomeroy IT Solutions, Inc. (NASDAQ:PMRY), today announced it has been awarded a three year contract to provide the Commonwealth of Pennsylvania with IT hardware maintenance services. Estimated value of the contract is $8.7 million dollars over three years. Pomeroy IT Solutions will invest in the Commonwealth of Pennsylvania by establishing (11) metropolitan and regional spare parts distribution centers. These centers will be located throughout the Commonwealth of Pennsylvania in Punxsutawney, Harrisburg, Philadelphia, Pittsburgh and seven other markets. The contract has two, one-year options to renew which would increase the estimated value of the contract to $14.5 million dollars over five years. In addition, the Harrisburg region of Pomeroy IT Solutions will hire approximately 45 additional technical resources in order to service the contract.
     "Pomeroy IT Solutions is committed to improving the service quality while reducing the overall cost of the Commonwealth of Pennsylvania's IT hardware maintenance needs. Our business model positions us perfectly for these types of engagements. Pomeroy's ability to make upfront investments and ability to utilize local technical resources will generate savings projected at millions of dollars per year for the Commonwealth of Pennsylvania. We are very proud to have won this contract," stated Steve Pomeroy, President & COO.
     "Under previous contracts for computer maintenance, the Commonwealth's costs were unacceptably high," Department of General Services Secretary Donald Cunningham said. "We paid an average of $343 per service call. With the new contract, our costs will be reduced by 59 percent and the average service call will now cost $140. Not only does this contract represent a substantial savings for the taxpayers, but Pomeroy will create jobs in Pennsylvania to meet our service needs."

     About Pomeroy IT Solutions

     As a solution provider, Pomeroy IT Solutions offers three categories of service: enterprise consulting, enterprise infrastructure solutions and lifecycle services. The Company has Clientele across a broad spectrum of industries, governments and educational organizations. The Company employs approximately 1,400 individuals, more than half of whom are technical personnel, and maintain 26 regional facilities in Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Missouri, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and West Virginia. For the year ended January 5, 2004, the Company reported revenues of $598 million.
     Certain of the statements in the preceding paragraphs regarding projected revenues constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be


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materially different from those projected. These projections are based on the estimated needs of the customers as conveyed to Pomeroy, the terms of applicable agreements and assumptions regarding the Company's performance thereunder, the nature and volume of products and services anticipated to be delivered and the Company's ability to obtain sufficient volumes of products and provide services.

     --30--JAM/cl*

     CONTACT:  Pomeroy IT Solutions
               Michael E. Rohrkemper, 859-586-0600, Ext. 1416 investor@pomeroy.com

     KEYWORD: PENNSYLVANIA KENTUCKY
     INDUSTRY KEYWORD: HARDWARE COMPUTERS/ELECTRONICS MARKETING
                       AGREEMENTS
     SOURCE: Pomeroy IT Solutions, Inc.


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